EXHIBIT 99.1

PREMIERWEST BANCORP ANNOUNCES APPROVAL OF PROPOSALS TO EFFECT
REVERSE SPLIT OF COMMON STOCK

MEDFORD, OR – December 17, 2010 – PremierWest Bancorp (NASDAQ: PRWT), parent company of PremierWest Bank, announced that at a special meeting held December 16, 2010, shareholders overwhelmingly approved three proposals which give the Board of Directors the authority to effect a reverse stock split prior to the 2011 annual shareholder meeting. The proposals included three reverse stock split exchange ratios. If the Board of Directors elects to implement a stock split at one of the three ratios, the number of shares authorized would remain at 150 million with each proposal.

President and CEO James Ford stated, “I am very pleased with the strong support from our shareholders in their approving these proposals. This will enable the Board to evaluate the current stock price and other financial metrics as we move forward.”

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.